Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2022 RESULTS

First Quarter Results

•	Total revenues of $39.1 million, a 37% year-over-year increase and an 8% increase compared to the fourth quarter of 2021
•	Net loss of $(1.5) million, as compared to $(3.4) million in the first quarter of 2021, a $1.9 improvement; loss per diluted share of $(0.64)
•	Adjusted EBITDA of $2.3 million, as compared to $0.1 million in the first quarter of 2021, a $2.2 million improvement
•	$15.5 million in cash and $8.0 million of total debt as of March 31, 2022

HOUSTON, May 5, 2022 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended March 31, 2022.

Financial Review

Total revenues were $39.1 million for the quarter ended March 31, 2022, which was an increase of 37% compared to the first quarter of 2021.  This increase reflected higher product sales and services volumes in Canada and the United States as well as higher international services volumes, partially offset by lower pricing for certain products and services. We believe the overall increase in revenues largely resulted from higher industry drilling and completion activity in the first quarter of 2022 as compared to 2021, particularly in North America, attributed primarily to higher oil and natural gas demand and more favorable commodity prices. Total revenues increased by 8% as compared to the fourth quarter of 2021 with an increase of 32% in Canada partially offset by decreases of 10% in the United States and 67% in international markets.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $14.9 million, or 38% of total revenues, in the first quarter of 2022, compared to $10.2 million, or 36% of total revenues, in the first quarter of 2021. Cost of sales as a percentage of total revenues declined due to an increase in revenue, which resulted in higher utilization of manufacturing capacity and field service personnel. This improvement was partially offset by lower pricing for certain products and services and increased costs impacting our supply chain, including raw materials, purchased materials, labor costs and outsourced service activity.

Selling, general and administrative (“SG&A”) expenses totaled $16.0 million for the first quarter of 2022,  an increase of $3.2 million compared to the same period in 2021. This overall increase in expense reflects increased compensation and benefits primarily due to the reinstatement of certain salaries in mid-2021, salary increases implemented during the first quarter of 2022, and the restoration of employer matching contributions in 2022. In addition, professional fees, primarily related to litigation matters, were higher year-over-year.

Net loss was $(1.5) million, or $(0.64) per diluted share, for the quarter ended March 31, 2022,  which included a net impact of $0.3 million (after tax effect of $0.7 million, or $0.29 per diluted share) related to a net foreign currency exchange gain and tax effects primarily associated with changes in valuation allowances. Adjusted net loss, which excludes these items, was $(2.3) million, or $(0.93) per diluted share, for the quarter ended March 31, 2022.  Net loss was $(3.4) million, or $(1.43) per diluted share, in the first quarter of 2021, which included a net impact of $0.2 million (after tax effect of $(0.6) million, or $(0.25) per diluted share) related to net foreign currency exchange gain and income tax valuation allowances recorded to reduce the carrying value of deferred tax assets. Adjusted net loss, which excludes these items, was $(2.8) million, or $(1.18) per diluted share, for the quarter ended March 31, 2021.

Adjusted EBITDA was $2.3 million for the quarter ended March 31, 2022, a $2.2 million improvement as compared to the first quarter of 2021.

Capital Expenditures and Liquidity

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.1 million for each of the three months ended March 31, 2022 and 2021.

As of March 31, 2022, NCS had $15.5 million in cash and $8.0 million in total debt. The borrowing base under our senior secured credit facility as of March 31, 2022 was $17.5 million. Our net working capital, which we define as current assets, excluding cash and cash equivalents, minus current liabilities, excluding current maturities of long-term debt, was $55.0 million as of March 31, 2022.

On May 3, 2022, we entered into a new $35.0 million secured asset-based revolving credit facility (“ABL Facility”). Total borrowings available to the borrowers under the ABL Facility may be limited subject to a borrowing base calculated on the sum of cash in a  specified pledged account, eligible accounts receivable and eligible inventory, provided it does not include credit for assets of Repeat Precision, LLC (“Repeat Precision”). Concurrent with entering into the ABL Facility, we terminated our prior amended credit agreement as well as the prior senior secured credit facility arising thereunder. Our borrowing base under the ABL Facility on the date we entered into the facility was $19.7 million. The ABL Facility will mature on May 3, 2027.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented,  “The strong performance of our Canadian operations allowed NCS to grow total revenue for the quarter by 37% as compared to the first quarter of 2021 and by 8% as compared to the fourth quarter of 2021, despite lower seasonal activity in international markets and a slower-than-anticipated resumption of completion activity in the U.S. early in the quarter.

The increased activity allowed us to increase our gross margin percentage for the quarter, as compared to the first quarter of 2021, despite the inflation that we have experienced in all aspects of our business, and especially in our supply chain.

Free cash flow for the quarter of $(6.2) million was primarily a result of an increase in net working capital during the quarter of $7.0 million, reflecting an increase in accounts receivable driven by our sequential improvement in revenue and the payment of accrued bonuses and cash-settled long-term incentive awards during the quarter.

We have sustained our strong balance sheet, ending the first quarter with a  net cash position of $7.6 million. We entered a new five-year asset-based revolving credit facility in early May, which we believe provides us with additional financial flexibility as compared to the prior facility, which was scheduled to mature in May 2023.

Market conditions remain strong, supported by robust commodity pricing for both oil and natural gas. We expect sequential improvements in revenue in our U.S. and international operations during the second quarter. While we expect our revenue in Canada to decline in the second quarter, consistent with seasonal patterns in that market, we are encouraged by conversations with customers that indicate potential increase in activity in the second half of 2022 as compared to initial budgets.

This positive activity outlook continues to be tempered by the inflationary environment we are facing with respect to labor costs and our supply chain. We are actively engaged in pricing conversations with our customers and have been successful in negotiating pricing increases in many circumstances, however the benefits of this more favorable pricing continue to lag the impact of increased costs, which we expect to negatively impact our gross margin in the second quarter.

I continue to be excited about our business and the opportunities for NCS in 2022. I want to express my thanks to the team at NCS and at Repeat Precision – it is through the expertise, dedication and ingenuity of our people that we can deliver value to our customers, drive innovation in the industry and to create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its first quarter 2022 results and future financial expectations on Friday,  May 6, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (866)  374-5140. To join the conference call from outside of the United States, participants may dial (404) 400-0571. The conference access code is 40658981#. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, www.ncsmultistage.com.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the United States; loss of significant customers; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; the financial health of our customers including their ability to pay for products or services provided; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives, the Coronavirus Aid, Relief, and Economic Security Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets and goodwill; our failure to establish and maintain effective internal control over financial reporting; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues
Product sales	$26,213	$20,174
Services	12,899	8,340
Total revenues	39,112	28,514
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	17,757	13,921
Cost of services, exclusive of depreciation and amortization expense shown below	6,446	4,357
Total cost of sales, exclusive of depreciation and amortization expense shown below	24,203	18,278
Selling, general and administrative expenses	16,024	12,784
Depreciation	921	937
Amortization	167	167
Loss from operations	(2,203)	(3,652)
Other income (expense)
Interest expense, net	(183)	(168)
Other income, net	379	341
Foreign currency exchange gain, net	256	150
Total other income	452	323
Loss before income tax	(1,751)	(3,329)
Income tax (benefit) expense	(22)	128
Net loss	(1,729)	(3,457)
Net loss attributable to non-controlling interest	(194)	(60)
Net loss attributable to NCS Multistage Holdings, Inc.	$(1,535)	$(3,397)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(0.64)	$(1.43)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(0.64)	$(1.43)
Weighted average common shares outstanding
Basic	2,414	2,380
Diluted	2,414	2,380

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$15,529	$22,168
Accounts receivable—trade, net	28,463	24,392
Inventories, net	34,494	33,917
Prepaid expenses and other current assets	2,615	3,290
Other current receivables	4,554	4,726
Total current assets	85,655	88,493
Noncurrent assets
Property and equipment, net	24,350	24,708
Goodwill	15,222	15,222
Identifiable intangibles, net	5,577	5,744
Operating lease assets	4,555	4,809
Deposits and other assets	2,798	3,113
Deferred income taxes, net	239	236
Total noncurrent assets	52,741	53,832
Total assets	$138,396	$142,325
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$8,056	$7,502
Accrued expenses	3,849	6,323
Income taxes payable	317	294
Operating lease liabilities	1,367	1,556
Current maturities of long-term debt	1,777	1,483
Other current liabilities	1,569	2,660
Total current liabilities	16,935	19,818
Noncurrent liabilities
Long-term debt, less current maturities	6,190	6,335
Operating lease liabilities, long-term	3,683	3,779
Other long-term liabilities	1,542	1,612
Deferred income taxes, net	134	114
Total noncurrent liabilities	11,549	11,840
Total liabilities	28,484	31,658
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,431,832 shares issued and 2,405,746 shares outstanding at March 31, 2022 and 2,397,766 shares issued
and 2,380,374 shares outstanding at December 31, 2021	24	24
Additional paid-in capital	437,827	437,022
Accumulated other comprehensive loss	(81,553)	(82,094)
Retained deficit	(262,897)	(261,362)
Treasury stock, at cost, 26,086 shares at March 31, 2022 and 17,392 shares
at December 31, 2021	(1,378)	(1,006)
Total stockholders’ equity	92,023	92,584
Non-controlling interest	17,889	18,083
Total equity	109,912	110,667
Total liabilities and stockholders' equity	$138,396	$142,325

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(1,729)	$(3,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,088	1,104
Amortization of deferred loan costs	70	70
Share-based compensation	2,236	2,239
Provision for inventory obsolescence	591	404
Deferred income tax expense	27	54
Gain on sale of property and equipment	(2)	(79)
Provision for doubtful accounts	—	(66)
Proceeds from note receivable	138	48
Changes in operating assets and liabilities:
Accounts receivable—trade	(3,695)	(42)
Inventories, net	(1,012)	(18)
Prepaid expenses and other assets	1,088	114
Accounts payable—trade	448	746
Accrued expenses	(2,498)	(11)
Other liabilities	(2,929)	(2,781)
Income taxes receivable/payable	81	(140)
Net cash used in operating activities	(6,098)	(1,815)
Cash flows from investing activities
Purchases of property and equipment	(194)	(46)
Purchase and development of software and technology	(33)	(80)
Proceeds from sales of property and equipment	82	62
Net cash used in investing activities	(145)	(64)
Cash flows from financing activities
Payments on finance leases	(337)	(324)
Line of credit borrowings	3,221	32
Payments on line of credit	(2,918)	—
Treasury shares withheld	(372)	(191)
Distribution to noncontrolling interest	—	(1,250)
Net cash used in financing activities	(406)	(1,733)
Effect of exchange rate changes on cash and cash equivalents	10	29
Net change in cash and cash equivalents	(6,639)	(3,583)
Cash and cash equivalents beginning of period	22,168	15,545
Cash and cash equivalents end of period	$15,529	$11,962
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$214	$246
Leased assets obtained in exchange for new operating lease liabilities	$217	$26

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	March 31,	December 31,
	2022	2021
Working capital	$68,720	$68,675
Cash and cash equivalents	(15,529)	(22,168)
Current maturities of long term debt	1,777	1,483
Net working capital	$54,968	$47,990

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended
	March 31, 2022		March 31, 2021
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(1,535)	$(0.64)	$(3,397)	$(1.43)
Adjustments
Foreign currency exchange gain (a)	(250)	(0.10)	(160)	(0.07)
Income tax impact from adjustments (b)	(471)	(0.19)	750	0.32
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(2,256)	$(0.93)	$(2,807)	$(1.18)

_____________________

(a)

Represents realized and unrealized foreign currency translation gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(b)	Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(1,729)	$(3,457)
Income tax (benefit) expense	(22)	128
Interest expense, net	183	168
Depreciation	921	937
Amortization	167	167
EBITDA	(480)	(2,057)
Share-based compensation (a)	805	1,170
Professional fees (b)	2,067	943
Foreign currency exchange gain (c)	(256)	(150)
Other (d)	145	168
Adjusted EBITDA	$2,281	$74
Adjusted EBITDA Margin	6%	0%
Adjusted EBITDA Less Share-Based Compensation	$1,476	$(1,096)

_____________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)	Represents non-capitalizable costs of professional services incurred in connection with legal proceedings and the evaluation of potential acquisitions.
(c)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Three Months Ended
	March 31,
	2022	2021
Net cash used in operating activities	$(6,098)	$(1,815)
Purchases of property and equipment	(194)	(46)
Purchase and development of software and technology	(33)	(80)
Proceeds from sales of property and equipment	82	62
Free cash flow	$(6,243)	$(1,879)
Distributions to non-controlling interest	—	(1,250)
Free cash flow less distributions to non-controlling interest	$(6,243)	$(3,129)

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
United States
Product sales	$7,161	$6,296
Services	1,917	1,527
Total United States	9,078	7,823
Canada
Product sales	19,052	13,878
Services	9,477	6,357
Total Canada	28,529	20,235
Other Countries
Product sales	—	—
Services	1,505	456
Total Other Countries	1,505	456
Total
Product sales	26,213	20,174
Services	12,899	8,340
Total revenues	$39,112	$28,514